Exhibit 99.(p)(10)

Pacific Select Distributors, LLC
Code of Ethics
Effective June 1, 2010
As revised March 31, 2021

I.                                      Overview

Rule 17j-1(c) under the Investment Company Act of 1940 requires that every Fund’s principal underwriter adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons, as defined below with reference to the Pacific Select Fund and the Pacific Funds (collectively, the “Funds”), from engaging in specified types of improper conduct outlined in 17j-1(b). This code of ethics is intended to address the requirements of 17j-1. In connection with the code of ethics, the designated supervisory principal responsible for this area is the Pacific Select Distributors’ (“PSD”) Chief Compliance Officer (“CCO”).

II.                                Applicability

This Code of Ethics applies to all officers of PSD.

III.                          Access Persons

An Access Person of PSD is an officer who, in the ordinary course of business of PSD, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Funds, or whose functions or duties in the ordinary course of business of PSD relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

Covered Security means a security as defined in section 2(a)(36) of the Act, except that it does not include:

• Direct obligations of the Government of the United States

• Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements

• Shares issued by open-end Funds

Access Persons of the Funds or Pacific Life Fund Advisors (the “Adviser”), who are also officers of PSD, will be subject to Adviser’s Code of Ethics (which is incorporated herein) and remain subject to the supervision and monitoring of their trading activity by the Funds or Adviser for compliance with the Funds’ or Adviser’s Code of Ethics.

IV.                           Statement of General Principles

The following general principles shall apply to officers of PSD, whether or not they are Access Persons:

• Individuals must avoid any appearance of (or actual) conflict of interest with respect to personal securities transactions and the activities of the Funds

• Individuals in their role of officer of PSD must not make recommendations, participate in, or obtain information regarding the purchase or sale of Covered Securities by the Funds

V.                                 Prohibitions

The following prohibitions shall apply to officers of PSD, whether or not they are Access Persons:

• To employ any device, scheme, or artifice to defraud either or both Funds
• To make any untrue statement of a material fact to either or both Funds, or omit to state a material fact necessary in order to make the statements made to either or both Funds, in light of the circumstances under which they are made, not misleading

• To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on either or both Funds

• To engage in any manipulative practice with respect to either or both Funds